Exhibit 99.1

Clean Wind Energy Tower, Inc.
Letter to Shareholders Correction

Annapolis, MD – February 11, 2012 - Clean Wind Energy Tower, Inc. (OTCBB:“CWET”) announced today that the Company sent the following correction to the Letter to their Shareholders of Record that was distributed on February 10, 2012.

Corrected Statement
The Company anticipates that each Downdraft Tower will be capable of generating 1,100 megawatts per hour of salable electricity to the grid. One megawatt equates to 1,000,000 watts or 1,000 kilowatts of electricity.

About Clean Wind Energy, Inc.
Clean Wind Energy, Inc. a wholly owned subsidiary of Clean Wind Energy Tower, Inc, has designed and is preparing to develop, and construct large “Downdraft Towers” that use benevolent, non-toxic natural elements to generate electricity and clean water economically by integrating and synthesizing numerous proven as well as emerging technologies.

Our Company’s core objective and focus is to become a leading provider of clean efficient green energy to the world communities at a reasonable cost without the destructive residuals of fossil fuel, while continuing to generate innovative technological solutions for today and tomorrow’s electrical power needs.

In addition to constructing Downdraft Towers in the United States and abroad, the Company intends to establish partnerships at home and abroad to propagate these systems and meet increasing global demand for clean water and electricity. Clean Wind has assembled a team of experienced business professionals, engineering and scientific consultants with access to the breakthrough energy research upon which this technology is founded and the proven ability to bring the idea to market. Clean Wind has filed several patents that the Company believes will further enhance this potentially revolutionary technology.  Clean Wind Energy, Inc. is based in Annapolis MD, and is traded on the OTCBB under the symbol ‘CWET’. For more information, please visit www.cleanwindenergytower.com.

Contact:
Clean Wind Energy, Inc.
1997 Annapolis Exchange Parkway Suite 300
Annapolis, Maryland 21401
Phone: 410-972-4713
E-mail: Info@cwetower.com
www.cleanwindenergytower.com

Investor Relations
Jody Janson
Phone: (855) 848-6937
Email: ir@cwetower.com

Cautionary Note Regarding Forward-Looking Statements
Statements included in this release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s various filings with the Securities and Exchange Commission (SEC).